Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265740

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated September 1, 2022)

Amprius Technologies, Inc.

This prospectus supplement is being filed to update and supplement the information contained in the proxy statement/prospectus dated September 1, 2022 (the “Prospectus”) filed by Amprius Technologies, Inc. (the “Company”) with the information contained in the Company’s Amendment No. 1 to the Current Report on Form 8-K/A, filed with the SEC on November 16, 2022 (the “8-K Amendment”). Accordingly, we have attached the 8-K Amendment to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMPX” and “AMPX.W,” respectively. On November 15, 2022, the last reported sales prices for our common stock and public warrants on the NYSE were $10.01 and $0.33, respectively.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 47 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 16, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2022

Amprius Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41314	98-1591811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1180 Page Ave Fremont, California	94538
(Address of principal executive offices)	(Zip code)

(800) 425-8803

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AMPX	The New York Stock Exchange
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	AMPX.W	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

This Amendment No. 1 to Current Report on Form 8-K/A (“Amendment No. 1”) amends the Current Report on Form 8-K of Amprius Technologies, Inc., a Delaware corporation (the “Company”), filed on September 16, 2022 (the “Original Report”), in which the Company reported, among other events, the consummation of the Business Combination (as defined in the Original Report).

This Amendment No. 1 is being filed in order to amend and replace the historical audited financial statements of Legacy Amprius (as defined in the Original Report) as of and for the years ended December 31, 2021 and December 31, 2020 and the related notes provided under Item 9.01(a) of the Original Report, which have been retroactively restated to reflect the effect of the exchange ratio established in the Business Combination.

This Amendment No. 1 does not amend any other item of the Original Report or purport to provide an update or a discussion of any developments at the Company or its subsidiaries, including Legacy Amprius, subsequent to the filing date of the Original Report. The information previously reported in or filed with the Original Report is hereby incorporated by reference into this Form 8-K/A.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The historical audited financial statements of Legacy Amprius as of and for the years ended December 31, 2021 and December 31, 2020 and the related notes are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

99.1	Audited financial statements of Legacy Amprius as of and for the years ended December 31, 2021 and December 31, 2020

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 16, 2022

AMPRIUS TECHNOLOGIES, INC.

By:	/s/ Sandra Wallach
Name:	Sandra Wallach
Title:	Chief Financial Officer